UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2007
AMERICAN PHYSICIANS CAPITAL, INC.
(Exact Name of Registrant as Specified in its Charter)
Commission File Number 000-32057

Michigan (State of Incorporation)	38-3543910 (IRS Employer Identification No.)
1301 North Hagadorn Road, East Lansing, Michigan 48823
(Address of principal executive offices) (Zip Code)
(Registrant’s telephone number, including area code): (517) 351-1150
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
INDEX OF EXHIBITS
Summary of Incentive Compensation Plan as of March 2007

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Approval of Incentive Compensation Plan as of March 2007
     On March 8, 2007, the Compensation Committee (the “Compensation Committee”) of the board of directors of American Physicians Capital, Inc. (the “Company”) approved the incentive compensation arrangement for 2007 (the “Bonus Plan”), pursuant to which all employees of the Company, including its executive officers, will be eligible to receive a cash bonus based on the Company’s return on shareholders’ equity (“ROE”), as modified pursuant to the Bonus Plan. Under the Bonus Plan, no payout will occur unless a minimum modified ROE of 5% has been met, in which case executive officers will receive a bonus equal to 25% of salary. The amount of the cash bonus is based on a sliding scale and will increase as the Company’s modified ROE increases beyond the specified minimum threshold. If the modified ROE is 15%, executive officers will earn a cash bonus equal to 100% of salary. Bonuses for executive officers will increase in increments of 20% of salary for each additional 1% increase in modified ROE above 15%. For all other employees, the cash bonuses are subject to a maximum bonus. Cash bonuses are paid early in the following year after financial results for the previous year have been determined. The Bonus Plan for 2007 is identical to the incentive compensation arrangement approved by the Compensation Committee for 2006 and is expected to remain in place for ensuing years’ performance.
     A summary of the Bonus Plan is attached hereto as Exhibit 10.48 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.
10.48	Summary of incentive compensation plan as of March 2007
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
March 14, 2007

AMERICAN PHYSICIANS CAPITAL, INC.

By:	/s/ R. KEVIN CLINTON

R. Kevin Clinton
President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description
10.48	Summary of incentive compensation plan as of March 2007